⏳ Available Now ⏳ | Dana Schutz (67% Sold | △37.7% | $1.47M) Inbox ×

Masterworks <support@masterworks.com>
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12:30 PM (1 hour ago)



DANA SCHUTZ

37.7%

Similar Sales Appreciation Rate[1]

67% SOLD OUT

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Why Do We Like This Painting?

1

Paintings similar to this offering have seen a **37.7% Annual Appreciation Rate.**[1]



$1.8M
$1.3M
$0.9M
$0.4M
2014
2015
2016
2017
2018
2019
2020
2021

2

Schutz's **demand has surged** recently, with 8 of her top 10 auction records established in the past 3 years, and the average price for her paintings increasing substantially — from 634K in 2018 to 1.7M in 2022, a 22.17% annualized growth rate.


CHRISTIE'S
New York
DANA
SCHUTZ
CHRISTIE'S
LOT 39A
DANA SCHUTZ | The Fishermen
Estimate | $ 400,000 - $ 600,000
BID | $ 2,000,000

3

This offering belongs to Schutz' prized series, "God Paintings." To date, **only one work from this series has been auctioned**, selling for $1.71M at Sotheby's in 2021.



"God 2" (2013)
Sold For $1.71M



[redacted]
$1.47M Offering

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Initial Price Offering is $1,471,000

More information on the Offering Circular can be found at [sec.gov]

1. The chart in the email capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Dana Schutz with the following criteria: paintings since 2010 in Dana Schutz's signature bright and colorful palette that measure between 50 by 50 inches and 120 by 120 inches in size. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth in the email is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table in the email, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 37.7% CAGR implied from selected sales occurring from November 13, 2014 to June 23, 2021.

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